Exhibit 10.3

AMENDMENT TO FRANK’S INTERNATIONAL N.V.

RESTRICTED STOCK UNIT (RSU) AGREEMENT

REGARDING THE AUGUST, 2013 STOCK AWARD

This Amendment to Frank’s International N.V. Restricted Stock Unit (RSU) Agreement (“Agreement”) Regarding the August, 2013 Stock Award is entered into pursuant to Section 10 of the Agreement by the undersigned employee (hereinafter “Employee”, “You” or “Your”) and Frank’s International N.V. (hereinafter “Frank’s”). You agree to the terms of this Amendment in consideration of the following:

1. Consideration. After your voluntary termination of employment with Frank’s ends on                             , you will receive:

a.	Accelerated vesting of any Restricted Stock Units (RSUs) previously awarded in August, 2013 as if you had retired per Section 3(b) of the Agreement.

2. Non-Competition. In exchange for the above consideration, you hereby agree that you are subject to the terms of the document entitled Exhibit A Non-Competition and Non-Solicitation Applicable Upon Retirement (“Exhibit A”) attached to the Agreement to the same extent as if your termination satisfied the definition of “retirement” as set forth in Section 2(e) of the Agreement. In the event of a violation by you of Exhibit A, you acknowledge that you must repay to Frank’s in full the monetary value of RSUs awarded to you as a result of this Amendment, as well as any other relief provided to Frank’s in Exhibit A.

3. Separation and General Release Agreement. This Amendment is being provided to you pursuant to the terms of that certain Separation and General Release Agreement (“Separation Agreement”) between you and Frank’s International, LLC (“Employer”) with respect to the end of your employment with Employer. This Amendment shall be deemed an attachment to the Separation Agreement, and the review and revocation periods, as applicable, set forth in the Separation Agreement shall apply with respect to this Amendment.

FRANK’S INTERNATIONAL N.V.

By:
Name:
Title:

EMPLOYEE

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